Exhibit 16.2

March 16, 2014

United States Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Reference: Vidaroo Corporation

On March 16, 2014, I was engaged as the auditor for Vidaroo Corporation. I have read Vidaroo Corporation’s statements included under Item 4.01 of its Form 8-K dated March 16, 2014 and agree with such statements, insofar as they apply to Terry L. Johnson, CPA.

Sincerely,

/s/ Terry L. Johnson, CPA
Terry L. Johnson, CPA
Casselberry, Florida